Exhibit 99.1
FOR IMMEDIATE RELEASE
MOBILE MINI REPORTS SECOND QUARTER RESULTS
UPDATES 2008 GUIDANCE
Tempe, AZ – August 7, 2008 — Mobile Mini, Inc. (NASDAQ GS: MINI) today reported financial GAAP and non-GAAP results for the second quarter ended June 30, 2008.
Non-GAAP Second Quarter 2008 vs. Non-GAAP Second Quarter 2007
•	Total revenues increased 3.6% to $81.1 million from $78.3 million;

•	Lease revenues increased 3.5% to $72.8 million from $70.4 million;

•	Lease revenues comprised 89.8% of total revenues for the current year’s second quarter and 89.9% in the 2007 second quarter;

•	EBITDA (earnings before interest expense, tax, depreciation and amortization) declined slightly to $32.0 million from $32.8 million;

•	Net income was $12.1 million compared to $13.2 million;

•	Diluted earnings per share (“EPS”) were $0.35 and $0.36 for the current and prior year’s second quarter, respectively; and

•	Operating margin declined to 32.3% from 35.3%.
Non-GAAP results for the current quarter exclude approximately $11.6 million of integration and merger expense the company incurred in connection with the merger of Mobile Storage Group (“MSG”) into Mobile Mini on June 27, 2008. Non-GAAP results for the second quarter of 2007 exclude approximately $11.2 million of debt extinguishment expense. Non-GAAP reconciliation tables are on page 6, and show adjustments of Non-GAAP figures to the comparable GAAP figures.
Both GAAP and Non-GAAP results include share-based compensation expenses under SFAS 123(R) of approximately $1.4 million and $1.2 million before tax, and $1.0 million and $0.9 million after tax, applicable to share-based compensation in the second quarters of 2008 and 2007, respectively.
Other Second Quarter Highlights
•	Mobile Mini consummated its acquisition of MSG through a merger that was effected on June 27, 2008;

•	The average utilization rate was 75.4% versus 78.8% during the second quarter of 2007;

•	Yield (total lease revenues per unit on rent) was 2.2% ahead of last year’s second quarter;

•	The lease fleet increased 76.4% to approximately 275,200 units at June 30, 2008 as compared to 156,000 units at June 30, 2007; excluding the lease fleet acquired through the MSG merger, the fleet increased 3.7% through mid-year;

•	The average number of units on rent increased 1.9% to approximately 123,900 from approximately 121,500 in the second quarter of 2007;

•	Capital expenditures were $13.9 million for the current second quarter compared to $36.8 million in the prior year’s second quarter;

•	Free cash flow was $6.7 million for the current second quarter;

•	Return on invested capital for the trailing 12 months ended June 30, 2008 and 2007 was 12.0% and 14.5% respectively; and

•	Funded debt to EBITDA, calculated in accordance with our revolving credit facility, was 3.95:1 at June 30, 2008.
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Mobile Mini, Inc. News Release	Page 2
August 7, 2008
Business Overview
Mobile Mini’s Chairman, President & CEO, Steven Bunger stated, “The major event of the second quarter was the consummation of the merger with Mobile Storage Group on June 27th. Our merger and integration strategy has been in place since early in the year, and implementation began immediately after closing. As a result of the merger and after closing or consolidating 46 overlapping U.S. operating branches, we have added 21 U.S. and 14 U.K. operating branch locations. As a result, we no longer have as high a degree of U.S. branch concentration in the Southeast and Southwest, regions which have been especially hard hit by the current downturn in construction activity and the ripple effect on local economies. The newly acquired U.S. branches have begun their transformation to the Mobile Mini branch model; MSG phone lines have been transferred; MIS systems have been adapted and as units in the lease fleet come off rent, they are undergoing re-branding and our proprietary locking system is being added. At the same time, the MSG staff that joined Mobile Mini is transitioning to the Mobile Mini business model and our trademark sales and marketing programs are being expanded to cover the new branches. Various systems and programs developed by MSG are also being implemented at all of our branches. We have also made significant progress in eliminating redundant corporate functions and overhead. We continue to believe that at least $25 million in cost synergies from this transaction are achievable. We are realizing these synergies sooner than originally anticipated and expect that they will be attained in full during 2009.”
He continued, “Despite the weak U.S. economy, especially in the construction sector, we continued to achieve overall top line gains as the yield increase enhanced the only slight increase in average units on rent. While there is currently a slowdown in the U.S., our business in the U.K. remains especially strong. We, like most companies with a transportation component in their business, were impacted by the 55% increase in fuel costs over the past year, but we have begun to mitigate some of those costs by imposing a fuel surcharge in the U.S. in the second quarter and in the U.K. last month. Our second quarter margins were negatively impacted by the U.K. infrastructure costs which have been fully in place since the third quarter of 2007. With those costs behind us, the incremental revenue from additional units on lease will generate incremental EBIDTA and net income in the coming year. This benefit will be compounded with the merger of MSG and Mobile Mini operations in the U.K. In the U.S., we plan to implement a price increase to selected customers who have had units out on rent at a fixed rate for an extended period of time. During the second quarter, and even more so since the merger closed, the relocation of our more expensive units between U.S. branches continued, thereby minimizing fleet purchases and optimizing utilization in a difficult market. Throughout the year, we have been rightsizing our fleet, including, for example, manufacturing certain high demand products such as wide units and security offices. We have also reconfigured some of our 40 foot units into two 20 foot units and we have purchased additional wood offices. At the same time, we’ve pared down the less productive units in our lease fleet through sales and disposals.”
He continued, “Due to only nominal fleet purchases and maintenance expense, free cash flow for the current second quarter was $6.7 million and $11.2 million for the first half of 2008. By comparison, there was a cash requirement of $21.8 million and $33.3 million during the second quarter and first half of 2007, respectively. It is our objective to grow Mobile Mini in the near term primarily using the existing fleet which will enable us to continue to generate free cash flow and pay down debt.”
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Mobile Mini, Inc. News Release	Page 3
August 7, 2008
Updates Guidance
Lawrence Trachtenberg, Executive Vice President & CFO, pointed out, “As previously reported, the MSG merger will be accretive to our 2008 earnings, excluding merger and integration costs. Although there has been a noticeable slowdown in the level of non-residential construction activity in the last several months and this slowdown is forecasted to continue, we expect second half 2008 results to be favorably impacted by our ability to achieve cost synergies from the merger with MSG sooner than originally anticipated. We are therefore fine-tuning our Non-GAAP earnings guidance for the current year to between $1.50 and $1.55 per diluted share. These anticipated results are based upon achieving leasing revenues of between $391 million and $398 million and EBITDA of between $176 million and $179 million.”
Discussing 2009, Mr. Trachtenberg continued, “With the merger with MSG now complete and our business plan in place in the U.S. and near the implementation phase in the U.K., we are confident that we can achieve at least $25 million of cost savings from this transaction during calendar year 2009. We expect to issue revenue, EBITDA, and earnings guidance for 2009 in December, as we have in prior years.”
He also pointed out, “At the close of the second quarter, we had nearly $300 million of unused borrowing capacity under our new $900 million asset-based revolving credit facility, even after funding the cash portion of the merger transaction, including the refinancing of our and MSG’s previous credit facilities.”
EBITDA and free cash flow are non-GAAP financial measures as defined by Securities and Exchange Commission (“SEC”) rules. The method of reconciliation of these measures to the most directly comparable GAAP financial measures can be found in the Company’s report on Form 8-K filed with the SEC on the date of this release.
Conference Call
As previously announced, Mobile Mini will host a conference call today, August 7th at 12:00 noon Eastern Daylight Time. To listen to the live call, dial 706-679-0885 and ask for the Mobile Mini Conference Call or go to www.mobilemini.com and click on the Investors section. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call can be accessed for approximately 14 days at Mobile Mini’s website.
Mobile Mini, Inc. is the world’s leading provider of portable storage solutions through its total fleet of approximately 285,000 of portable storage units and portable offices with 103 branches in the U.S., United Kingdom, Canada and The Netherlands. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index.
This news release contains forward-looking statements, particularly regarding leasing revenues, EBITDA and earnings estimates as well estimates related to the merger, including branch consolidation expenses and cost-savings, which involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Risks and uncertainties that may affect future results include those that are described from time to time in the Company’s SEC filings. These forward-looking statements represent the judgment of the Company, as of the date of this release, and Mobile Mini disclaims any intent or obligation to update forward-looking statements.
(See Accompanying Tables)

Mobile Mini, Inc. News Release	Page 4
August7, 2008
Mobile Mini, Inc. Condensed Consolidated Statements of Income
(Unaudited)
(in 000’s except per share data)/(includes effects of rounding)

	Three Months Ended		Three Months Ended
	June 30,		June 30,
	2008	2008	2007	2007
	GAAP	Non-GAAP(3)	GAAP	Non-GAAP(3)

Revenues:
Leasing	$72,849	$72,849	$70,362	$70,362
Sales	7,825	7,825	7,538	7,538
Other	411	411	350	350

Total revenues	81,085	81,085	78,250	78,250

Costs and expenses:
Cost of sales	5,358	5,358	5,160	5,160
Leasing, selling and general expenses	43,796	43,796	40,335	40,335
Integration and merger expense (1)	11,609	—	—	—
Depreciation and amortization	5,747	5,747	5,113	5,113

Total costs and expenses	66,510	54,901	50,608	50,608

Income from operations	14,575	26,184	27,642	27,642
Other income (expense):
Interest income	29	29	29	29
Interest expense	(6,419)	(6,419)	(6,100)	(6,100)
Debt extinguishment expense (2)	—	—	(11,224)	—
Foreign currency exchange	3	3	(1)	(1)

Income before provision for income taxes	8,188	19,797	10,346	21,570
Provision for income taxes	3,327	7,731	4,015	8,336

Net income	4,861	12,066	6,331	13,234

Income allocable to preferred stockholders	(40)	(40)	—	—

Net income applicable for common shareholders	$4,821	$12,026	$6,331	$13,234

Earnings per share:
Basic:	$0.14	$0.35	$0.18	$0.37

Diluted:	$0.14	$0.35	$0.17	$0.36

Weighted average number of common and common share equivalents outstanding:
Basic	34,115	34,115	35,812	35,812

Diluted	34,969	34,969	36,840	36,840

EBITDA	$20,354	$31,963	$32,783	$32,783

(1)	Integration and merger expense represents those costs that we accrued in connection with the merger with MSG and is excluded in the non-GAAP presentation.

(2)	Debt extinguishment expense in 2007 represents deferred loan costs and the redemption premium on $97.5 million aggregate principal amount outstanding of our 9 1/2 Senior Notes that we redeemed and is excluded in the non-GAAP presentation.

(3)	This column represents a Non-GAAP presentation even though some individual line items presented, such as revenues, are identical under both a GAAP and Non-GAAP presentation.
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Mobile Mini, Inc. News Release	Page 5
August 7, 2008
Mobile Mini, Inc. Condensed Consolidated Statements of Income
(Unaudited)
(in 000’s except per share data)/(includes effects of rounding)

	Six Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2008	2007	2007
	GAAP	Non-GAAP(3)	GAAP	Non-GAAP(3)

Revenues:
Leasing	$142,885	$142,885	$136,415	$136,415
Sales	15,923	15,923	14,192	14,192
Other	818	818	663	663

Total revenues	159,626	159,626	151,270	151,270

Costs and expenses:
Cost of sales	10,991	10,991	9,619	9,619
Leasing, selling and general expenses	87,266	87,266	77,173	77,173
Integration and merger expense (1)	11,609	—	—	—
Depreciation and amortization	11,416	11,416	10,004	10,004

Total costs and expenses	121,282	109,673	96,796	96,796

Income from operations	38,344	49,953	54,474	54,474
Other income (expense):
Interest income	62	62	37	37
Interest expense	(12,564)	(12,564)	(12,053)	(12,053)
Debt extinguishment expense (2)	—	—	(11,224)	—
Foreign currency exchange	(8)	(8)	(1)	(1)

Income before provision for income taxes	25,834	37,443	31,233	42,457
Provision for income taxes	10,315	14,752	12,205	16,526

Net income	15,519	22,691	19,028	25,931

Income allocable to preferred stockholders	(40)	(40)	—	—

Net income applicable for common shareholders	$15,479	$22,651	$19,028	$25,931

Earnings per share:
Basic:	$0.45	$0.66	$0.53	$0.73

Diluted:	$0.45	$0.65	$0.52	$0.71

Weighted average number of common and common share equivalents outstanding:
Basic	34,100	34,100	35,727	35,727

Diluted	34,655	34,655	36,743	36,743

EBITDA	$49,814	$61,423	$64,514	$64,514

(1)	Integration and merger expense represents those costs that we accrued in connection with the merger with MSG and is excluded in the non-GAAP presentation.

(2)	Debt extinguishment expense in 2007 represents deferred loan costs and the redemption premium on $97.5 million aggregate principal amount outstanding of our 9 1/2 Senior Notes that we redeemed and is excluded in the non- GAAP presentation.

(3)	This column represents a Non-GAAP presentation even though some individual line items presented, such as revenues, are identical under both a GAAP and Non-GAAP presentation.
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Mobile Mini, Inc. News Release	Page 6
August 7, 2008
Non-GAAP Reconciliation

	Three Months Ended June 30, 2008			Three Months Ended June 30, 2007
	(in thousands except per share data)			(in thousands except per share data)
	(includes effects of rounding)			(includes effects of rounding)
		Integration			Debt
		and merger			extinguishment
	Non-GAAP(1)	expense	GAAP	Non-GAAP(1)	expense	GAAP
Revenues	$81,085	$—	$81,085	$78,250	$—	$78,250
EBITDA	$31,963	$(11,609)	$20,354	$32,783	$—	$32,783
Pre tax income	$19,797	$(11,609)	$8,188	$21,570	$(11,224)	$10,346
Net income	$12,066	$(7,205)	$4,861	$13,234	$(6,903)	$6,331
Diluted earnings per share	$0.35	$(0.21)	$0.14	$0.36	$(0.19)	$0.17

	Six Months Ended June 30, 2008			Six Months Ended June 30, 2007
	(in thousands except per share data)			(in thousands except per share data)
	(includes effects of rounding)			(includes effects of rounding)
		Integration			Debt
		and merger			extinguishment
	Non-GAAP(1)	expense	GAAP	Non-GAAP(1)	expense	GAAP
Revenues	$159,626	$—	$159,626	$151,270	$—	$151,270
EBITDA	$61,423	$(11,609)	$49,814	$64,514	$—	$64,514
Pre tax income	$37,443	$(11,609)	$25,834	$42,457	$(11,224)	$31,233
Net income	$22,691	$(7,172)	$15,519	$25,931	$(6,903)	$19,028
Diluted earnings per share	$0.65	$(0.20)	$0.45	$0.71	$(0.19)	$0.52

(1)	This column represents a Non-GAAP presentation even though some individual line items presented, such as revenues, are identical under both a GAAP and Non-GAAP presentation.
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Mobile Mini, Inc. News Release	Page 7
August 7, 2008
Mobile Mini, Inc.
Condensed Consolidated Balance Sheets
(in 000’s except per share data)
(includes effects of rounding)

	June 30, 2008	December 31, 2007
	(Unaudited)	(Audited)
ASSETS
Cash	$7,545	$3,703
Receivables, net	70,435	37,221
Inventories	40,937	29,431
Lease fleet, net	1,096,531	802,923
Property, plant and equipment, net	90,932	55,363
Deposits and prepaid expenses	13,214	11,334
Other assets and intangibles, net	92,187	9,086
Goodwill	552,564	79,790

Total assets	$1,964,345	$1,028,851

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$38,065	$20,560
Accrued liabilities	96,761	38,941
Line of credit	604,119	237,857
Notes payable	551	743
Obligations under capital leases	6,248	10
Senior notes, net	345,421	149,379
Deferred income taxes	195,795	123,471

Total liabilities	1,286,960	570,961

Commitments and contingencies
Convertible preferred stock; $.01 par value, 20,000 shares authorized, 8,556 and 0 issued and outstanding at June 30, 2008 and December 31, 2007, respectively	153,990	—

Stockholders’ equity:
Common stock; $.01 par value, 95,000 shares authorized, 34,828 and 34,573 issued and outstanding at June 30, 2008 and December 31, 2007, respectively	370	367
Additional paid-in capital	328,000	278,593
Retained earnings	229,413	213,894
Accumulated other comprehensive income	4,912	4,336
Treasury stock, at cost, 2,175 shares	(39,300)	(39,300)

Total stockholders’ equity	523,395	457,890

Total liabilities and stockholders’ equity	$1,964,345	$1,028,851

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Larry Trachtenberg, Executive VP &		The Equity Group Inc.
Chief Financial Officer		Linda Latman (212) 836-9609
Mobile Mini, Inc.		Lena Cati (212) 836-9611
(480) 894-6311		www.mobilemini.com
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